EXHIBIT 99
PepsiAmericas and PepsiCo to Jointly Acquire
Leading Juice Company in Ukraine
MINNEAPOLIS & PURCHASE, NY, June 07, 2007 — PepsiAmericas, Inc. (NYSE: PAS) and PepsiCo (NYSE: PEP) today announced that they have reached an agreement to jointly acquire 80 percent of Sandora, LLC (“Sandora”), the leading juice company in Ukraine. The acquisition, for a total purchase price of $542 million plus assumed debt, provides PepsiAmericas and PepsiCo a strong platform for growth in the emerging Ukrainian market.
Ukraine is one of the fastest growing beverage markets in Europe with more than 46 million consumers. Sandora has established itself as the leader in the high growth juice category with a range of distinctly positioned brands that represent approximately half of the total juice volume consumed in Ukraine. With over 3,500 employees, Sandora has a powerful sales and distribution organization and two modern production facilities located in Nikolaev.
“We’re excited to extend our strong partnership with PepsiCo to create a new model for beverage growth in Ukraine,” said Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas. “We have a clear strategy to grow through the expansion of our international business and Sandora is a great fit. It provides immediate scale in a high growth market and a strong business platform to leverage and expand into other categories. Ukraine’s emerging economy and beverage market, coupled with Sandora’s strong brands and distribution capabilities, provide significant growth potential.”
“Our expansion into Ukraine adds another important contiguous market to our international portfolio, following Romania last year,” said Kenneth E. Keiser, President and Chief Operating Officer of PepsiAmericas. “This acquisition will allow us to further leverage our capabilities, infrastructure and go-to-market system.”
“Sandora’s market-leading brands will be a wonderful addition to our portfolio,” said Michael White, vice chairman of PepsiCo and chief executive officer of PepsiCo International. “We look forward to working in partnership with the Sandora team and to continuing to serve consumers throughout Ukraine.”
PepsiAmericas and PepsiCo will acquire 80 percent of Sandora through a new joint venture in which PepsiAmericas will hold a 60 percent interest. Leveraging the capabilities and experience of the Sandora team, PepsiAmericas will manage the day-to-day operations of the business, while PepsiCo will oversee the brand development. The joint venture expects to acquire the remaining 20 percent interest in Sandora in November 2007.
The transaction, expected to close in the third quarter of 2007, is subject to customary regulatory approvals. PepsiAmericas will consolidate the joint venture into its financial results. PepsiCo will recognize the earnings of the joint venture as equity income in PepsiCo International’s line of business. While PepsiAmericas expects the acquisition to be $0.02 to $0.03 dilutive in 2007, PepsiAmericas maintains its full year adjusted earnings per share outlook of $1.35 to $1.40. PepsiAmericas expects the transaction to be $0.01 accretive to earnings per share in 2008. The transaction will have no impact on PepsiCo’s previously announced earnings per share guidance for 2007.

Investor Conference Call and Webcast
PepsiAmericas will hold a conference call and webcast, with slides, to discuss this transaction at 7:30 AM CDT today. The slides and access to the webcast will be available at its website at www.pepsiamericas.com in the “Investors” section.
About PepsiAmericas
PepsiAmericas is the world’s second-largest manufacturer, seller and distributor of PepsiCo beverages with operations in 19 U.S. states, Central Europe and the Caribbean. For more information on PepsiAmericas, please visit www.pepsiamericas.com.
About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies, with 2006 annual revenues of more than $35 billion. The company operates in nearly 200 countries, and employs more than 168,000 people worldwide. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. The PepsiCo portfolio includes 17 brands that generate $1 billion or more each in annual retail sales.
PepsiCo’s commitment to sustainable growth, defined as Performance with Purpose, is focused on generating healthy financial returns while giving back to communities the company serves. This includes meeting consumer needs for a spectrum of convenient foods and beverages, replenishing the environment through water, energy and packaging initiatives, and supporting its employees through a diverse and inclusive environment that recruits and retains world-class talent. The company is listed on the Dow Jones North America Sustainability Index. For more information, please visit www.pepsico.com.
Cautionary Statement
This release contains forward-looking statements of expected future developments, including expectations regarding anticipated revenues and earnings associated with the Sandora acquisition. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs between brand owners and anchor bottlers; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability and cost of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; and general economic, business and political conditions in the countries and territories where we operate. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our 2006 Annual Reports on Form 10-K.

PepsiAmericas Contacts Mary Viola, 847-598-2870 Public Relations	PepsiCo Contacts Dick Detwiler, 914-253-2725 Public Relations

Sara Zawoyski, 612-661-3830 Investor Relations	Jane Nielsen, 914-253-3035 Investor Relations